EXHIBIT 5.1

April 1, 2005

Technology Solutions Company
205 N. Michigan Avenue
Suite 1500
Chicago, IL 60601

Re:	Registration of 9,000,000 Shares of Common Stock, $0.01 par value, and
Associated Preferred Stock Purchase Rights

Ladies and Gentlemen:

     Reference is made to the Registration Statement on Form S-4 (the “Registration Statement”) being filed by Technology Solutions Company, a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale of up to 9,000,000 shares of Common Stock, $0.01 par value (the “Registered Shares”), of the Company, and the Preferred Stock Purchase Rights (the “Registered Rights”) associated therewith, to be issued by the Company from time to time in connection with acquisitions of assets, businesses or securities. The terms of the Registered Rights are set forth in the Rights Agreement, dated as of October 29, 1998, as amended by the First Amendment, dated as of February 9, 2000, and the Second Amendment, dated as of April 25, 2002 (collectively, the “Rights Agreement”), between TSC and Mellon Investor Services LLC (as successor to ChaseMellon Shareholder Services, L.L.C.), as rights agent.

     I am familiar with the proceedings to date with respect to the Registration Statement and have examined such records, documents and questions of law, and satisfied myself as to such matters of fact, as I have considered relevant and necessary as a basis for this opinion.

     Based on the foregoing, I am of the opinion that:

     1. The Company is duly incorporated and validly existing under the laws of the State of Delaware.

     2. Each Registered Share will be legally issued, fully paid and non-assessable when (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act; (ii) the Company’s Board of Directors or a duly authorized committee thereof shall have duly adopted final resolutions authorizing the issuance and sale of such Registered Share; and (iii) a certificate representing such Registered Share shall have been duly executed, countersigned and registered and duly delivered upon payment of the agreed consideration

Technology Solutions Company
April 1, 2005

therefor (not less than the par value thereof) determined in accordance with such final resolutions.

     3. The Registered Right associated with each Registered Share will be validly issued when (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act; (ii) such Registered Right shall have been duly issued in accordance with the terms of the Rights Agreement; and (iii) such associated Registered Share shall have been duly issued and paid for as set forth in paragraph 2.

     The foregoing opinions are limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America. I express no opinion as to the application of the securities or blue sky laws of the various states to the issuance and sale of the Registered Shares or the associated Registered Rights.

     I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to all references to myself included in or made a part of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations promulgated thereunder.

Very truly yours,

/s/ Philip J. Downey

Philip J. Downey
Vice President – General Counsel &
Corporate Secretary

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